Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-124577 on Form S-3 and No. 333-114844 and No. 333-125165 on Form S-8 of Superior Essex Inc. of our report dated March 13, 2007 relating to the consolidated financial statements and financial statement schedule (which report contains an explanatory paragraph that describes changes in methods of accounting), and our report dated March 13, 2007 relating to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Superior Essex Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Atlanta, Georgia
March 13, 2007